EXHIBIT 99.1

Monopar Announces Camsirubicin Clinical Program Update - Improved Side Effect Profile Seen to Date Compared to Doxorubicin

WILMETTE, Ill., February 14, 2023 – Monopar Therapeutics Inc. (Nasdaq: MNPR), a clinical-stage biopharmaceutical company focused on developing proprietary therapeutics designed to extend life or improve the quality of life for cancer patients, today announced the following update on its currently enrolling open-label Phase 1b camsirubicin Maximum Tolerated Dose (MTD) trial in patients with advanced soft tissue sarcoma (ASTS):

•	Monopar has opened enrollment for the fifth dose level cohort, at an increased dose of 650 mg/m2, which is nearly 2.5x the highest dose evaluated in any prior camsirubicin clinical trial.

•	To date, no drug-related cardiotoxicity has been observed with camsirubicin treatment as evaluated by the industry standard left-ventricular ejection fraction (LVEF). This compares favorably to the well-documented dose-restricting cardiotoxicity experienced with doxorubicin treatment, the current first-line treatment for ASTS.

•	Only 17% of camsirubicin patients in the trial have experienced low grade hair loss; another 8% have experienced >50% hair loss. This compares favorably to the approximately 50% of doxorubicin treated patients in recent ASTS clinical trials reporting some amount of hair loss, with the majority of these patients experiencing >50% hair loss.

•	Only 8% of camsirubicin patients in the trial have experienced low grade mild oral mucositis. This compares favorably to the roughly 35-40% of doxorubicin treated patients in recent ASTS clinical trials that experienced mild-to-severe oral mucositis.

•	In addition to the initial Sarcoma Oncology Research Center clinical trial site in Santa Monica, CA, Monopar recently welcomed a second clinical trial site with Dr. Lee Cranmer and the Sarcoma Clinic at the Fred Hutchinson Cancer Center/University of Washington in Seattle, WA.

“We are thrilled to partner with Monopar in exploring camsirubicin in patients facing ASTS. So far, camsirubicin has demonstrated a favorable safety profile at up to the 520 mg/m2 dose level assessed to date,” said Dr. Cranmer. “Further escalation of camsirubicin dosing will allow us to confirm its favorable safety profile and explore preliminary evidence of camsirubicin’s clinical activity in advanced sarcoma patients. While only randomized trials will be able to confirm superiority of camsirubicin over doxorubicin, camsirubicin provides hope that we may finally be able to supersede doxorubicin, a drug in use since its approval in 1974, despite its serious drawbacks. Monopar’s continuing efforts to improve ASTS therapy also demonstrate their commitment to changing the treatment landscape for ASTS patients, a population with well-recognized and serious unmet need.”

Further information about this actively enrolling, open-label, dose-escalation Phase 1b clinical trial is available at www.ClinicalTrials.gov under study identifier NCT 05043649.

About Camsirubicin

Camsirubicin is a novel, proprietary analog of the widely used cancer drug doxorubicin. It has been previously investigated in ASTS patients in a Phase 1 and a single-arm Phase 2 clinical trial. In these studies, no camsirubicin-treated patients developed the irreversible cardiotoxicity common to doxorubicin at higher cumulative doses. The most frequent adverse event observed in the Phase 1 study was neutropenia, which was mitigated in the Phase 2 study using prophylactic G-CSF. Based on encouraging clinical results from prior clinical trials, the current Phase 1b trial is designed to test camsirubicin at progressively higher doses than previously administered while using concomitant prophylactic G-CSF to prevent neutropenia.

About Soft Tissue Sarcoma

Soft tissue sarcomas (STS) are a diverse type of cancer that typically develop in the connective tissue of the body. According to the American Cancer Society, in 2021, an estimated 13,460 new STS cases were diagnosed in the U.S. alone, with about 5,350 dying from their disease. These tend to be the advanced cases; those with sarcomas that are unresectable and/or have metastasized. The average life expectancy from time of diagnosis for those patients with advanced disease (ASTS) is about 12 to 15 months. Doxorubicin is the current standard of care in the 1st-line setting for ASTS, and has been for decades, since there have been no 1st-line therapeutic advancements that have improved overall survival for this patient population.

About Monopar Therapeutics Inc.

Monopar Therapeutics is a clinical-stage biopharmaceutical company focused on developing proprietary therapeutics designed to extend life or improve the quality of life for cancer patients. Monopar’s pipeline consists of Validive® (Phase 2b/3) for the prevention of chemoradiotherapy-induced severe oral mucositis in oropharyngeal cancer patients; camsirubicin (Phase 1b) for the treatment of advanced soft tissue sarcoma; a late-stage preclinical antibody, MNPR-101, for advanced cancers and severe COVID-19; and an early-stage camsirubicin analog, MNPR-202, for various cancers. For more information, visit: www.monopartx.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Examples of these forward-looking statements include statements concerning: that further escalation of camsirubicin dosing will allow Monopar to confirm camsirubicin’s favorable safety profile and explore preliminary evidence of camsirubicin’s clinical activity in advanced sarcoma patients; that camsirubicin provides hope that Monopar may finally be able to supersede doxorubicin; and Monopar’s continuing efforts to improve ASTS therapy also demonstrate their commitment to changing the treatment landscape for ASTS patients. The forward-looking statements involve risks and uncertainties including, but not limited to: the camsirubicin Phase 1b trial not proving safety and efficacy at higher doses; not successfully recruiting additional patients and initiating additional clinical trial sites for the camsirubicin Phase 1b clinical trial within expected timeframes, if at all; the Company’s inability to raise sufficient funds or engage a partner to continue the camsirubicin clinical program beyond the Phase 1b clinical trial; and the significant general risks and uncertainties surrounding the research, development, regulatory approval, and commercialization of therapeutics. Actual results may differ materially from those expressed or implied by such forward-looking statements. Risks are described more fully in Monopar’s filings with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Monopar undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made. Any forward-looking statements contained in this press release represent Monopar’s views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date.

CONTACT:

Monopar Therapeutics Inc.

Investor Relations

Kim R. Tsuchimoto

Chief Financial Officer

kimtsu@monopartx.com

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